Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces Appointment of Chief Business Officer and

Chief Financial Officer

For Immediate Release

Contact:	Joseph M. Paiva

Orthovita, Inc.

610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, February 7, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced that effective February 8, 2007, Orthovita’s Chief Financial Officer Joseph M. Paiva will be appointed Orthovita’s Chief Business Officer. Mr. Paiva joined Orthovita in 1997 as Chief Financial Officer. Albert J. Pavucek, Jr. will concurrently be appointed Orthovita’s Chief Financial Officer. Mr. Pavucek joined Orthovita in September 2006 as Vice President, Finance and Controller.

Antony Koblish, Chief Executive Officer of Orthovita, commented, “Joe has an established record of contributing to the success of Orthovita over the years. In the newly created position of Chief Business Officer, Joe will be responsible for strategic planning, business development and investor relations. Joe’s extensive financial and industry knowledge will be very useful in his new role to help support the growth of the Company and leverage the investment we have made in our biomaterial–focused sales and distribution channel.”

Mr. Pavucek has over twenty years of progressive experience in the areas of finance, business planning and operations. Prior to joining Orthovita, Mr. Pavucek served as Vice President, Finance and Operations of PDI, Inc., a biopharmaceutical commercialization partner, starting in 2002. Previously at PDI, Inc., Mr. Pavucek served as Executive Director, Controller since 2001. From 1994 to 2001, he served at Astra Zeneca, L.P. in finance and operations roles of increasing responsibility, culminating as Sales Force Controller in 1996.

“Al’s strong finance background, experience and knowledge of the life sciences industry are important assets to Orthovita. We look forward to Al’s financial leadership and contribution to our management team,” said Mr. Koblish.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platform, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the timing of any submissions to the FDA related to CORTOSS clearance or approval; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.